MEDIA CONTACT:      Tom Adkinson
TELEPHONE:          (615) 316-6302
E-MAIL:             tadkinson@gaylordentertainment.com

INVESTOR CONTACT:   J. Russell Worsham
TELEPHONE:          (615) 316-6564
E-MAIL:             rworsham@gaylordentertainment.com

                   GAYLORD ENTERTAINMENT (NYSE: GET) MONETIZES
                                ITS VIACOM STOCK

NASHVILLE, Tenn. (May 23, 2000)--Gaylord Entertainment Company (NYSE: GET), owner of Viacom stock currently valued at more than $600 million, has monetized that stock through a seven-year forward purchase contract with Credit Suisse First Boston, according to the company. Proceeds will be used to repay existing bank debt and to finance developing projects.

The company utilized the SAILS (Shared Appreciation Income Linked Securities) instrument from Credit Suisse First Boston, which allowed Gaylord Entertainment to realize the cash value of its Viacom stock at market prices. The company netted approximately $500 million after fees, expenses and the pre-payment of certain annual contractual obligations under the SAILS instrument.

While Gaylord Entertainment continues to own its Viacom stock, the forward purchase contract eliminates Gaylord Entertainment's exposure to any decline in Viacom's share price. Conversely, the contract provides Gaylord Entertainment with potential gain if Viacom's share price rises during the seven-year term of the SAILS contract. At the end of the term, Gaylord Entertainment could retain its Viacom shares by repaying Credit Suisse First Boston in cash rather than delivering the shares, or it could rework the contract for another term.

Gaylord Entertainment acquired its Viacom stock as a result of selling KTVT-TV in Dallas-Fort Worth to CBS Corporation in October 1999. CBS subsequently merged with Viacom.

"This transaction allows us to utilize a very valuable asset in a fashion that enhances our overall growth plan, especially the development of the Opryland Hotel Florida and the Opryland Hotel Texas," said Denise Wilder Warren, Gaylord Entertainment senior vice president and chief financial officer.

The company's 1,400-room Opryland Hotel Florida in Kissimmee-St. Cloud is on target for opening in February 2002, and groundbreaking for the 1,500-room Opryland Hotel Texas is scheduled for June. The Opryland Hotel Texas, opening in 2003, is adjacent to the Dallas-Fort Worth International Airport in Grapevine.

This news release contains certain forward-looking statements regarding, among other things, the anticipated financial and operating results of the company. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the company.

Gaylord Entertainment is a diversified entertainment company operating in three business groups: hospitality and attractions, creative content and interactive media. Among its properties are WSM Radio and the Grand Ole Opry, the Opryland Hotel, the Ryman Auditorium, Acuff-Rose Music Publishing, Word Entertainment, Opryland Productions, WWTN Radio, the Wildhorse Saloon, Gaylord Sports Management, Musicforce.com, MusicCountry.com, Lightsource.com and Country Music Television International. It is headquartered in Nashville, Tenn. Its stock is traded on the New York Stock Exchange (symbol: GET).


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